Exhibit 99.1

FOR IMMEDIATE RELEASE

Acquisition Adds $3.5 Million to VillageEDOCS Revenue

TUSTIN, California -February 18, 2004 - VillageEDOCS (OTCBB: VEDO) today announced that it has acquired Tailored Business Systems, Inc. ("TBS"), a Georgia-based supplier of proprietary software designed for use by local governments, for $2.5 million in a combination of cash and stock.

Established in 1973, TBS's business model is based on the sale of its proprietary software to small- to medium-sized local governmental entities in conjunction with its IBM Partnership Agreement.    The Company's proprietary software applications operate on the IBM AS/400 platform and can either be implemented on-site or hosted by TBS.  After the initial sale of its proprietary software and IBM equipment, TBS generates revenues from its established client base in the form of printing, billing and fulfillment services as well as maintenance and training revenues. More information can be obtained from the TBS web site: www.tbsonline.com.

The existing management team will continue to operate TBS, with assistance from VillageEDOCS in marketing TBS's products and services to municipal governments across the country.  Based upon 2003 revenues, TBS is projected to contribute approximately $3.5 million in revenue and EBITDA in excess of ten percent in 2004.  This projected revenue of $3.5 million represents approximately a 215 percent increase in VillageEDOCS's 2003 revenue.  Complete details on the transaction can be obtained by reference to Form 8-K filed with the Securities and Exchange Commission on February 18, 2004.

"Previously we announced that we were beginning a program to explore opportunities to acquire companies that we felt were synergistic with our existing operations.  TBS is just such a company," said Mr. Mason Conner, President and CEO of VillageEDOCS.  "The acquisition of TBS will help VillageEDOCS achieve its growth targets and increase shareholder value."

"TBS is both complementary and synergistic with VillageEDOCS's core business," Mr. Conner continued.  "Like our document management services, TBS services a specialized niche market and achieves recurring revenue from its existing customers-revenue which grows as the customer base increases.  TBS's focus on governmental entities complements VillageEDOCS's focus, which primarily has been on the private sector.  In addition to expanding TBS's market beyond its base in Georgia, we also believe there are significant opportunities to sell VillageEDOCS's electronic document delivery services to TBS customers."

"VillageEDOCS has identified a number of companies similar in profile to TBS and is actively pursuing the acquisition of several of these," Mr. Conner concluded.  "While we cannot be certain which ones, if any, we will be able to close, we are confident that TBS represents the first in a series of such value-creating acquisitions."

Mr. Steve Garner of TBS stated, "I'm very excited about joining the VillageEDOCS team and look forward to participating in the Company's long term success. During negotiations and my due diligence on VillageEDOCS, I came away with a solid respect for the VillageEDOCS management team, confidence in their business model and a shared vision for continued expansion of VillageEDOCS going forward."

TBS was represented in this transaction by The Geneva Companies, a member of Citigroup and one of the nation's leading firms specializing in middle market mergers and acquisitions.

About VillageEDOCS

VillageEDOCS is a leading provider of comprehensive business-to-business electronic document management and delivery services for major corporations, government agencies and non-profit organizations.  Utilizing proprietary and secure processing and transmission systems, VillageEDOCS is able to send or receive documents, such as purchase orders or invoices, in practically any format required by its clients.  For further information, visit our website at www.villageedocs.com.

Contact Information:     Phone: 714.734.1030

Fax:     714.734.1040

Corporate Web site: www.villageedocs.com

Service Website: www.villagefax.net.

email: info@villageEDOCS.com

Cautionary Statement Regarding Forward-Looking Information

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company's plans, intentions, expectations and belief and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or expressed herein.  These include uncertainties in the market, competition, legal, regulatory initiatives, success of marketing efforts, availability, terms and deployment of capital, and other risks detailed in the Company's SEC reports, of which many are beyond the control of the Company.  The Company assumes no obligation to update or alter the information in this news release.  Investors are cautioned not to put undue reliance on any forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.